EXHIBIT 2.1

PLAN AND AGREEMENT OF REORGANIZATION

 This Plan and Agreement of Reorganization is entered into as of the 29th day of January, 2007, by and among ICrystal, Inc., a Delaware corporation, sometimes referred to in this Agreement as the “Purchaser,” and those persons executing this Agreement below, all of whom are shareholders of ALL Energy Company. These persons, as a group, are sometimes referred to collectively in this Agreement as the “Shareholders”. The Shareholders own, in the aggregate, 100% of all of the outstanding shares of capital stock of ALL Energy Company, a Delaware corporation, sometimes referred to in this Agreement as the “Acquired Corporation”.

 This Plan comprises a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. The Purchaser will acquire from the Shareholders all of the issued and outstanding shares of capital stock of the Acquired Corporation, in exchange solely for shares of voting stock of the Purchaser. Under this Plan, the Acquired Corporation will become a wholly-owned subsidiary of the Purchaser.

 In order to consummate the Plan of Reorganization, the Purchaser and the Shareholders, in consideration of the mutual covenants and on the basis of the representations and warranties set forth, agree as follows:

ARTICLE 1
EXCHANGE OF CAPITAL STOCK

 1.01. Transfer of Acquired Corporation’s Capital Stock. Subject to the terms and conditions of this Agreement, the Shareholders will transfer and deliver to Purchaser, on or before the Closing Date, certificates for shares of capital stock of the Acquired Corporation, duly endorsed in blank, as follows:
Name of Shareholder	No. of Shares of Common Stock of Acquired Corporation

Dean Sukowatey. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 503,571 shares
Sun Bear, LLC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 435,000 shares
Christopher Clayton. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37,500 shares
Matt Ward. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30,000 shares
Charles Ward. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15,000 shares
Joseph Wiewel. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7,500 shares
Robert F. Emerson. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7,500 shares
Timothy D. Cooper. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7,500 shares
Ethanol Options, LLC. . . . . . . . . . . . . . . . . . . . . . . . . . . .30,000 shares
Gaylen Knaack. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30,000 shares
Brad Knaack. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15,000 shares
Robert A. and Cindy K. Grimm. . . . . . . . . . . . . . . . . . . . . 7,500 shares
Curtis Benson. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30,000 shares
Heistand Farm Holdings, LLC. . . . . . . . . . . . . . . . . . . . 150,000 shares
Richard B. Altorfer. . . . . . . . . . . . . . . . . . . . . . . . . . . . .150,000 shares
Loras Wolfe. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .37,500 shares
M.E.P. Construction, Inc.. . . . . . . . . . . . . . . . . . . . . . . . . . 7,500 shares
Kevin Perrinjaquet. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7,500 shares
Leonard Wilcox. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30,000 shares
Greg Herbold. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7,500 shares
John Joseph Donovan. . . . . . . . . . . . . . . . . . . . . . . . . . . .15,000 shares
Steven A. Brady. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15,000 shares
Mark Leonard. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39,375 shares
Harold Parsons. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1,000 shares
Joe Lee. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 68,571 shares
Steven J. Leavitt. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5,000 shares
Brian K. Gibson. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5,000 shares
Ryan Wilcox. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30,000 shares
James R. Broghammer. . . . . . . . . . . . . . . . . . . . . . . . . . 142,857 shares
Scott D. Zabler. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 142,857 shares

 Total Shares Outstanding of Acquired Corporation. .2,010,731 shares

 1.02. Consideration for Transfer. In exchange for the number of shares transferred by the Shareholders pursuant to Paragraph 1.01, Purchaser will issue and cause to be delivered to Shareholders, on the Closing Date, a total of 25,330,000 shares of Purchaser’s Common Stock, as follows:
Name and Address of Shareholder	No. of Shares of Common Stock of Purchaser to be Issued

Dean Sukowatey. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6,343,689 shares
Sun Bear, LLC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5,479,872 shares
Christopher Clayton. . . . . . . . . . . . . . . . . . . . . . . . . . . . 472,403 shares
Matt Ward. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .377,922 shares
Charles Ward. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 188,961 shares
Joseph Wiewel. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 94,481 shares
Robert F. Emerson. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 94,481 shares
Timothy D. Cooper. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .94,481 shares
Ethanol Options, LLC. . . . . . . . . . . . . . . . . . . . . . . . . . .377,922 shares
Gaylen Knaack. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 377,922 shares
Brad Knaack. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 188,961 shares
Robert A. and Cindy K. Grimm. . . . . . . . . . . . . . . . . . . . 94,481 shares
Curtis Benson. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 377,922 shares
Heistand Farm Holdings, LLC. . . . . . . . . . . . . . . . . . .1,889,611 shares
Richard B. Altorfer. . . . . . . . . . . . . . . . . . . . . . . . . . . 1,889,611 shares
Loras Wolfe. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .472,403 shares
M.E.P. Construction, Inc.. . . . . . . . . . . . . . . . . . . . . . . . . 94,481 shares
Kevin Perrinjaquet. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 94,481 shares
Leonard Wilcox. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 377,922 shares
Greg Herbold. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .94,481 shares
John Joseph Donovan. . . . . . . . . . . . . . . . . . . . . . . . . . .188,961 shares
Steven A. Brady. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 188,961 shares
Mark Leonard. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 496,023 shares
Harold Parsons. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12,598 shares
Joe Lee. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 863,817 shares
Steven J. Leavitt. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62,987 shares
Brian K. Gibson. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62,987 shares
Ryan Wilcox. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .377,922 shares
James R. Broghammer. . . . . . . . . . . . . . . . . . . . . . . . .1,799,628 shares
Scott D. Zabler. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1,799,628 shares

  Total Shares to be Issued by Purchaser. . . . . . . . . . 25,330,000 shares

 1.03. The Closing; Closing Date. Subject to the conditions precedent set forth in this Agreement, and the other obligations of the parties set forth in this Agreement, the Plan of Reorganization shall be consummated at the offices of the Acquired Corporation, 6165 N.W. 86th Street, Johnston, Iowa 50131, on February 15, 2007, at the hour of 2:00 p.m., or at any other place and date as the parties fix by mutual consent (the “Closing”). Consummation shall include the delivery by the Shareholders of their respective shares of capital stock of the Acquired Corporation, as provided in Paragraph 1.01 of this Agreement, and the delivery by the Purchaser of its shares of Common Stock, as provided in Paragraph 1.02 of this Agreement. The date of the consummation of this Agreement is referred to as the “Closing Date”.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF PRINCIPAL SHAREHOLDER OF ACQUIRED CORPORATION

 Dean Sukowatey (the “Principal Shareholder”), the largest shareholder of Acquired Corporation and a director and the president and secretary of Acquired Corporation, represents and warrants, as of the date of this Agreement and as of the Closing Date, as follows:

 2.01. Organization and Standing of Acquired Corporation. Acquired Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and, with corporate power to own property and carry on its business as it is now being conducted. A true copy of the Certificate of Incorporation of Acquired Corporation, as amended to date, that have been certified by the Secretary of State of Delaware and delivered to Purchaser, is complete and accurate as of the date of this Agreement. Acquired Corporation is qualified to transact business as a foreign corporation and is in good standing in all jurisdictions in which it carries on business or in which any of its principal properties are located.

 2.02. Subsidiaries. Acquired Corporation has no subsidiaries nor any interest in any other corporation, firm, partnership or other juridical entity.

 2.03. Capitalization. Acquired Corporation has an authorized capitalization of 100,000,000 shares of $.0001 par value common stock and 10,000,000 shares of $.0001 par value preferred stock. As of the date of this Agreement, 2,010,713 shares of $.0001 par value common stock are issued and outstanding, fully paid and non-assessable. No shares of preferred stock of Purchaser have been issued or authorized for issuance. Except as set forth in Schedule 2.03 attached hereto and made a part hereof, there are no outstanding subscriptions, options, contracts, commitments or demands relating to the authorized but unissued capital stock of Acquired Corporation or other agreements of any character under which Acquired Corporation would be obligated to issue or purchase shares of its capital stock.

 2.04. Financial Statements.

  (a) Principal Shareholder will cause to be delivered, prior to Closing, to Purchaser the audited financial statements of Acquired Corporation, including a balance sheet and statement of operations, as at December 31, 2006, and the related statements of income and retained earnings from the Acquired Corporation’s inception through such date. All of the financial statements described in this paragraph 2.04 will have been prepared in conformity with generally accepted accounting principles, applied on a consistent basis, and present fairly the financial position of Acquired Corporation, as of their respective dates.

  (b) Other than changes occurring in the usual and ordinary conduct of the business since December 31, 2006, there have been, and at the Closing Date there will be, no materially adverse changes in such financial condition of Acquired Corporation.

  (c) Subject only to any changes occurring in the usual and ordinary course of business, the assets of Acquired Corporation, at the Closing Date, will be substantially those owned by it and shown on its unaudited financial statements as of December 31, 2006, a copy of which is attached hereto as Schedule 2.04(c) and made a part hereof.

 2.05. Operations Since Balance Sheet Date. Since December 31, 2006, Acquired Corporation has not, and prior to the Closing Date will not have, without written consent to Purchaser:

  (a) Issued or sold any stock, bond or other corporate securities;

  (b) Except for current liabilities incurred and obligations entered into in the usual and ordinary course of business, incurred any absolute or contingent obligation, including long-term debt;

  (c) Except for current liabilities shown on the balance sheet and current liabilities incurred since that date in the usual and ordinary course of business, discharged or satisfied any lien or encumbrance, or paid any obligation or liability;

  (d) Mortgaged, pledged or subjected to lien any of its assets;

  (e) Except in the usual and ordinary course of business, sold or transferred any of its tangible assets, or canceled any debts or claims, or waived any rights of substantial value;

  (f) Sold, assigned or transferred any patents, formulas, trademarks, trade names, copyrights, licenses, or other intangible assets;

  (g) Incurred any materially adverse losses or damage, or become involved in any strikes or other labor disputes; or

  (h) Entered into any transaction other than in the usual and ordinary course of business, except for the transaction that is the subject matter of this Agreement.

 2.06. Title to Assets. Acquired Corporation has good and marketable title to all its assets specified in the Schedule of Assets described in paragraph 2.07 and reflected in the balance sheet dated December 31, 2006; none of such is subject to any mortgage, pledge, lien, charge, security interest, encumbrance or restriction, except those that:

  (a) Are disclosed on the balance sheet as securing specified liabilities;

  (b) Are disclosed in the Schedule of Assets pursuant to paragraph 2.07; or

  (c) Do not materially adversely affect the use of the asset.

The equipment of Acquired Corporation is in good condition and repair, except for reasonable wear and tear.

 2.07. Schedule of Assets. Prior to the Closing Date, Principal Shareholder will have delivered to Purchaser a separate Schedule of Assets, specifically referring to this paragraph, containing a true and complete:

  (a) Legal description of all real property owned by Acquired Corporation and any real property for which Acquired Corporation has an option to purchase, or holds a leasehold interest;

  (b) Aged list of accounts receivable as of the Closing Date;

  (c) List of all capitalized machinery, tools, equipment and rolling stock owned by Acquired Corporation that sets forth any liens, claims, encumbrances, charges, restrictions, covenants and conditions concerning the listed items;

  (d) Description of all machinery, tools, equipment and rolling stock in which Acquired Corporation has a leasehold interest, with a description of each interest;

  (e) A true and complete list of all patents, patent licenses, trademarks, trademark registrations, trade names, copyrights, and copyright registrations owned by Acquired Corporation; and

  (f) List of all fire and other casualty and liability insurance policies of Acquired Corporation in effect at the time of delivery of such schedule.

 2.08. Indebtedness.

  (a) Except as set forth in the balance sheet of Acquired Corporation dated December 31, 2006, described in paragraph 2.04, Acquired Corporation presently has no outstanding indebtedness other than liabilities incurred in the usual and ordinary course of business or in connection with this transaction. Acquired Corporation is not in default with respect to any terms or conditions of any indebtedness.

  (b) Acquired Corporation has not made any assignment for the benefit of creditors, nor has any involuntary or voluntary petition in bankruptcy been filed by or against Acquired Corporation.

 2.09.    Litigation.

  (a) To the best knowledge of Principal Shareholder, Acquired Corporation is not party to, nor has it been threatened with, any litigation or governmental proceeding. To the best knowledge of the Shareholders, and each of them, they are not aware of any facts that might result in any action, suit or other proceeding that would result in any material adverse change in the business or financial condition of Acquired Corporation.

  (b) To the best knowledge of Principal Shareholder, Acquired Corporation is not infringing on, or otherwise acting adversely to, any copyrights, trademark rights, patent rights or licenses owned by any other person, and there is no pending claim or threatened action with respect to such rights. Acquired Corporation is not obligated to make any payments in the form of royalties, fees, or otherwise to any owner or licensor of any patent, trademark, trade name or copyright.

 2.10. Compliance With Law and Other Instruments. To the best knowledge of Principal Shareholder, the business operations of the Acquired Corporation have been, and currently are being, conducted in accordance with all applicable laws, rules and regulations of all authorities, including, without limitation, state franchise registration and/or business opportunity laws and regulations, or laws similar thereto. To the best knowledge of Principal Shareholder, Acquired Corporation is not in violation of, or in default under, any term or provision of its Certificate of Incorporation, its Bylaws or of any lien, mortgage, lease, agreement, instrument, order, judgment or decree, or any other type of restriction that would prevent consummation of the exchange of securities contemplated by this Agreement.

 2.11. Contractual Obligations. To the best knowledge of Principal Shareholder, except for the contracts listed and described on Schedule 2.11 attached hereto and made a part hereof, Acquired Corporation is not a party to, or bound by, any written or oral:

  (a) Contract not made in the usual and ordinary course of business;

  (b) Employment or consultant contract that is not terminable at will without cost or other liability to Acquired Corporation or any successor;

(c) Contract with any labor union;

  (d) Bonus, pension, profit-sharing, retirement, stock option, hospitalization, group insurance or similar plan providing employee benefits;

(e) Any real or personal property lease as lessor;

(f) Advertising contract or contract for public relations services;

  (g) Purchase, supply or service contracts in excess of $500 each, or in the aggregate of $5,000 for all such contracts;

  (h) Deed of trust, mortgage, conditional sales contract, security agreement, pledge agreement, trust receipt or any other agreement subjecting any of the assets or properties of Acquired Corporation to a lien, encumbrance or other restriction;

  (i) Term contract continuing for a period of more than 30 days that is not terminable without liability to Acquired Corporation or its successors; or

  (j) Contract that contains a redetermination of price or similar type of provision.

Acquired Corporation has performed all obligations required to be performed by it to date and is not in material default under any of the contracts, leases or other arrangements by which it is bound. None of the parties with whom Acquired Corporation has contractual arrangements are in default of their obligations.

 2.12. Changes in Compensation. Since the balance sheet date of December 31, 2006, Acquired Corporation has not granted any general pay increase to employees or changed the rate of compensation, commission or bonus payable to any officer, employee, director, agent or shareholder.

 2.13. Records. All of the account books, minute books, stock certificate books and stock transfer ledgers of Acquired Corporation are complete and accurate.

 2.14. Taxes.

  (a) Acquired Corporation has not been required to file any state or federal income tax returns asa of the date of this Agreement.

  (b) Principal Shareholder will indemnify Purchaser for any and all deficiencies in prior years’ taxes determined against Acquired Corporation.

 2.15. Full Disclosure. As of the Closing Date, Principal Shareholder will have disclosed all events, conditions and facts materially affecting the business and prospects of Acquired Corporation. Principal Shareholder has not withheld knowledge of any events, conditions and facts that they have reasonable ground to know may materially affect the business and prospects of Acquired Corporation None of the representations and warranties made by Principal Shareholder in this Agreement, or set forth in any other instrument furnished to Purchaser, contain any untrue statement of a material fact, fail to state material facts or fail to state facts necessary to make the statements of fact made not misleading.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS OF ACQUIRED CORPORATION

 3.01. Ownership of Acquired Corporation’s Capital Stock. Each of the Shareholders executing this Agreement is, on the date of this Agreement, and on the Closing Date will be, the lawful owner of the number of shares of capital stock of Acquired Corporation that is set forth opposite each such Shareholder’s name in Paragraph 1.01 of this Agreement. Each of the Shareholders executing this Agreement has the legal right and power to sell, assign and transfer the shares of such Shareholder of the capital stock of Acquired Corporation The delivery of the described shares to the Purchaser pursuant to the provisions of this Agreement will transfer valid title to the shares free and clear of all liens, encumbrances, claims and other restrictions of any kind.

 3.02 Waiver of Preemptive Rights; No Rights of Refusal. Each of the Shareholders executing this Agreement has waived, and does hereby waive, any preemptive or prescriptive right to purchase shares of Acquired Corporation that each such Shareholder has or may have had in the past. None of the Shareholders executing this Agreement is subject to a right of first refusal as to his, her or its common stock of Acquired Corporation.

 3.03. No Brokers or Finders. All negotiations related to this Agreement on the part of each of the Shareholders executing this Agreement have been accomplished solely by such Shareholders without the assistance of any person employed as a broker or finder. None of the Shareholders executing this Agreement has done anything to give rise to any valid claims against Purchaser or Acquired Corporation for a brokerage commission, finder’s fee or any similar charge.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

 4.01 Securities Act Disclosure - Information With Respect to Purchaser. There is attached to this Agreement as Schedule 4.01 current information with respect to Purchaser, which information includes disclosure that describes the business operations of Purchaser immediately following the Closing hereunder.

 In addition, Purchaser files annual and other periodic reports with the Securities and Exchange Commission. The periodic reports, as filed with the Securities and Exchange Commission by Purchaser, may be reviewed online at:

http://sec.gov/cgi-bin/browse-edgar?company=i+crystal&CIK=&filenum=&State=&SIC=&owner=include&action=getcompany,

and are incorporated herein by this reference. Purchaser represents and warrants that the information contained in the Information Statement attached hereto as Schedule 4.01 accurately reflects its business operations and current financial condition.

 4.02. Organization and Standing of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with corporate power to own property and carry on its business as it is now being conducted.

 4.03. Subsidiaries. Purchaser has one subsidiary corporation: Venus Associates, Inc., a Nevada corporation.

 4.04. Capitalization. Purchaser has an authorized capitalization of 80,000,000 shares of Common Stock of the par value of $.01 per share, of which 8,210,754 shares are issued, outstanding and fully paid, as of the date of this Agreement, and 20,000,000 shares of Preferred Stock of the par value of $.01 per share, none of which has been issued. There are no outstanding options, contracts, calls, commitments or demands relating to the authorized but unissued capital stock of Purchaser.

 4.05. Current Status of Purchaser. Currently, only the subsidiary of Purchaser, Venus Associates, Inc., has active business operations. The common stock of Venus Associates, Inc. will be distributed to Purchaser’s shareholders as a dividend and will not be an asset of Purchaser subsequent to the consummation of the transactions contemplated by such dividend distribution. Prior to completion of such dividend distribution, the business operations of Venus Associates, Inc. will continue and the financial operations thereof will be included in the financial statements of the financial statements of Purchaser. However, Purchaser has no current intention of taking any action with respect to Venus Associates, Inc. Rather, Purchaser intends to devote all of its available resources to the pursuit of its ethanol-related business plan.

 4.06. Financial Statements. Prior to the Closing, Purchaser will deliver to the Shareholders audited financial statements of Purchaser for the years ended December 31, 2004, 2005 and 2006. As of the Closing, the financial statements listed in this paragraph will present fairly the financial condition of Purchaser as of the respective dates thereof.

 4.07. Financial Condition Since December 31, 2006. Since December 31, 2006, Purchaser has transferred to its subsidiary, Venus Associates, Inc., all of its operating assets and attendant liabilities associated with the Purchaser’s development-stage web page publishing business. The common stock of Venus Associates, Inc. will be distributed to Purchaser’s shareholders as a dividend and will not be an asset of Purchaser subsequent to the consummation of the transactions contemplated by such dividend distribution.

 4.08. Title to Assets. All book assets of Purchaser are in existence in its possession, are in good condition and repair and conform to all applicable laws, regulations and ordinances. Purchaser has good and marketable title to all of its assets and holds such assets subject to no mortgage, lien or encumbrance.

 4.09. Status of Issued Shares. The shares of Purchaser Common Stock that are to be issued and delivered to the Shareholders pursuant to the terms of this Agreement will be validly authorized and issued, and will be fully paid and non-assessable. No shareholder of Purchaser will have any preemptive right of subscription or purchase with respect to the shares to be issued and delivered.

 4.10. Indebtedness. Purchaser has no outstanding indebtedness, other than liabilities incurred in connection with this transaction. Purchaser is not in default with respect to any terms or conditions of any indebtedness.

 4.11. Litigation. Purchaser is not a party to, nor has it been threatened with, any litigation or governmental proceeding that could have a materially adverse affect on the transactions contemplated by this Agreement or on the financial condition of Purchaser.

 4.12. Purchaser’s Authority. The execution and performance of this Agreement have been duly authorized by all requisite corporate action. This Agreement constitutes a valid and binding obligation of Purchaser, in accordance with its terms. No provision of the Purchaser’s Certificate of Incorporation, Bylaws, minutes, share certificates or contracts prevents Purchaser from delivering good title to its shares of common stock in the manner contemplated by this Agreement.

 4.13. Brokers and Finders. All negotiations on the part of the Purchaser related to this Agreement have been accomplished solely by the Purchaser without the assistance of any person employed as a broker or finder. The Purchaser has done nothing to give rise to any valid claims against the Shareholders for a brokerage commission, finder’s fee or any similar charge.

 4.14. Taxes. Purchaser has not filed all required income tax returns. Purchaser owes no income taxes.

 4.15. Full Disclosure. As of the Closing Date, Purchaser will have disclosed to the Shareholders all events, conditions and facts materially affecting the business and prospects of Purchaser. Purchaser has not withheld knowledge of any events, conditions or facts it has reasonable ground to know may materially affect the business and prospects of Purchaser. None of the representations and warranties made by the Purchaser in this Agreement or set forth in any other instrument furnished to the Shareholders contain any untrue statement of a material fact, fail to state material facts or fail to state facts necessary to make the statements of fact made not misleading.

ARTICLE 5
CONDUCT OF BUSINESS OF ACQUIRED CORPORATION PENDING CLOSING DATE

 5.01. Conduct of Business in Its Usual and Ordinary Course. Principal Shareholder will use his best efforts to cause Acquired Corporation to carry on its business in substantially the same manner as previous to the date of execution of this Agreement, and to:

  (a) Continue in full force the amount and scope of insurance coverage carried prior to that date;

  (b) Cause Acquired Corporation to maintain its business organization and keep it intact, to retain its present employees and to maintain its goodwill with suppliers, customers and others having business relationships with it;

  (c) Exercise due diligence in safeguarding and maintaining confidential reports and data used in its business; and

  (d) Maintain its assets and properties in good condition and repair, and not sell or otherwise dispose of any of its assets or properties, except sales of inventory in the usual and ordinary course of business.

 5.02. Satisfy Conditions Precedent. Principal Shareholder will use his best efforts to cause Acquired Corporation to satisfy all conditions precedent contained in this Agreement.

 5.03. Access to Information and Documents.

  (a) Principal Shareholder will cause Acquired Corporation to afford the officers and representatives of Purchaser, from the date of this Agreement until consummation of the Plan of Reorganization, full access during normal business hours to all properties, books, accounts, contracts, commitments and any other records of any kind of Acquired Corporation. Sufficient access shall be allowed to provide Purchaser with full opportunity to make any investigation it desires to make of Acquired Corporation and to keep itself fully informed of the affairs of Acquired Corporation.

  (b) In addition, Principal Shareholder will cause Acquired Corporation to permit Purchaser to make extracts or copies of all such books, accounts, contracts, commitments and records, and to furnish to Purchaser, on demand, any further financial and operating data of Acquired Corporation as Purchaser reasonably requests.

  (c) Purchaser will use any information obtained under this paragraph only for its own purposes in connection with the consummation of the transaction contemplated by this Agreement, and will not divulge the information to any other person. In the event the transaction contemplated by this Agreement is not consummated within ninety (90) days of the date of mutual execution, all documents or information gathered by Purchaser hereunder will be returned to Acquired Corporation forthwith, unless such period shall be extended by mutual consent.

 5.04. Negative Covenants. Except with the prior written consent of Purchaser, Principal Shareholder agrees that Acquired Corporation will not:

  (a) Incur any liabilities, other than current liabilities incurred in the usual and ordinary course of business;

  (b) Incur any mortgage, lien, pledge, hypothecation, charge, encumbrance or restriction of any kind;

  (c) Become a party to any contract, or renew, extend or modify any existing contract, except in the usual and ordinary course of business;

  (d) Make any capital expenditures, except for ordinary repairs, maintenance and replacement;

  (e) Declare or pay any dividend, or make any other distribution, to shareholders;

  (f) Purchase, retire or redeem any shares of its capital stock;

  (g) Issue or sell additional shares of its capital stock, whether or not such shares have been previously authorized or issued, except shares currently being offered pursuant to a Private Placement Memorandum dated January 12, 2007, and then only in accordance with the terms of such offering;

  (h) Issue or sell any warrants, rights or options to acquire any shares of its capital stock;

  (i) Amend its Certificate of Incorporation or Bylaws;

  (j) Pay or agree to pay any bonus, increase in compensation, pension or severance pay to any director, shareholder, officer, consultant, agent or employee;

  (k) Discharge or satisfy any lien or encumbrance, nor pay any obligation or liability, except current liabilities shown on the balance sheet dated December 31, 2006, or incurred in the usual and ordinary course of business since that date;

  (l) Merge or consolidate with any other entity;

  (m) Enter into any transactions or take any acts that would constitute a breach of the representations and warranties contained in this Agreement; and

  (n) Institute, settle, or agree to settle, any action or proceeding before any court or governmental body.

 5.05. Consultation. Acquired Corporation and Principal Shareholder will consult with Purchaser at all times until the Closing Date with respect to the operation and conduct of Acquired Corporation’s business.

ARTICLE 6
CONDUCT OF BUSINESS OF PURCHASER PENDING CLOSING DATE

 6.01. Conduct of Business in Its Ordinary Course. Purchaser will carry on its business in substantially the same manner as before the date of execution of this Agreement.

 6.02. Satisfy Conditions Precedent. Purchaser will use its best efforts to satisfy all conditions precedent contained in this Agreement.

 6.03. Access to Information and Documents.

  (a) Purchaser will provide the Shareholders, from the date of this Agreement until the consummation of the Plan of Reorganization, full access during normal business hours to all properties, books, accounts, contracts, commitments and records of Purchaser. Sufficient access shall be allowed to provide the Shareholders with full opportunity to make any investigation they desire to make of Purchaser and to keep themselves fully informed of the affairs of Purchaser.

  (b) Purchaser will permit the Shareholders to make extracts or copies of all books, accounts, contracts, commitments and records. Additionally, Purchaser will furnish to the Shareholders, within two (2) days after demand, any further financial and operating data and other information concerning its business and assets that the Shareholders reasonably requests.

  (c) The Shareholders may use any information secured pursuant to this paragraph only for their own purposes in connection with the consummation of the transaction contemplated by this Agreement and may not divulge the information to any other persons.

ARTICLE 7
CONDITIONS PRECEDENT TO OBLIGATIONS OF SHAREHOLDERS

 7.01. Conditions Precedent to Closing. The obligations of the Shareholders, and each of them, to consummate the Plan of Reorganization in this Agreement shall be subject to the conditions precedent specified in this Article 7.

 7.02. Truth of Representations and Warranties and Compliance With Covenants. The representations and warranties of Purchaser contained in this Agreement shall be true as of the Closing Date with the same effect as though made on the Closing Date. Purchaser shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Closing Date. Purchaser shall deliver to the Shareholders a certificate, in the form of Schedule 7.02 attached hereto and made a part hereof, dated as of the Closing Date and signed by the President or a Vice President of Purchaser, certifying the truth of the representations and warranties.

 7.03. Opinion of Counsel for Purchaser. Purchaser shall deliver to the Shareholders an opinion of counsel for the Purchaser, referred to as “Purchaser’s Counsel”, dated the Closing Date, to the effect that:

  (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power to carry on the business in which it is engaged;

  (b) The shares of common stock of the Purchaser to be delivered to the Shareholders hereunder will have been duly authorized and validly issued, and will be fully paid and non-assessable;

  (c) The Certificate of Incorporation, the Bylaws, the minutes, share certificates and any contracts to which the Purchaser is a party do not prevent the Purchaser from delivering good title to the shares of its shares of common stock pursuant to the terms of this Agreement;

  (d) This Agreement is the valid and binding obligation of the Purchaser, in accordance with its terms, except as limited by bankruptcy, insolvency or other laws affecting the enforcement of creditor’s rights;

  (e) Purchaser’s Counsel has no knowledge of any facts that might adversely affect the title of the Shareholders to the shares of common stock of Purchaser to be delivered pursuant to the terms of this Agreement. Purchaser’s Counsel has no knowledge of any defects or limitations on the title of the Purchaser to any of its assets or properties; and

  (f) Purchaser’s Counsel has no knowledge of any litigation, or governmental investigation or labor dispute pending or threatened against the Purchaser, its business or properties.

 In rendering the opinion specified in this paragraph, Purchaser’s Counsel may rely on certificates of public officials, certificates of officers of the Purchaser, and any other evidence that Purchaser’s Counsel deems appropriate.

 7.04. No Restrictions. No action or proceeding by any governmental body or agency shall have been threatened, asserted or instituted to prohibit the consummation of the transactions contemplated by this Agreement.

 7.05. Certified Financial Statements. Purchaser is not aware of any facts that would prevent an independent auditor from performing an audit of the financial statements of Purchaser.

 7.06. Retention of Officers and Directors. The present officers and directors of Purchaser shall remain in office subsequent to the Closing and until their earlier resignation or removal.

 7.07. No Restrictions. No action or proceeding by any governmental body or agency shall be threatened, asserted or instituted that prohibits the consummation of the transactions contemplated by this Agreement.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

 8.01. Conditions Precedent to Closing. The obligations of Purchaser to consummate the Plan of Reorganization in this Agreement shall be subject to the conditions precedent specified in this Article 8.

 8.02. Truth of Representations and Warranties and Compliance With Covenants. The representations and warranties of the Shareholders, and each of them, contained in this Agreement shall be true as of the Closing Date, with the same effect as though made on the Closing Date. The Shareholders, and each of them, shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Closing Date. Principal Shareholder shall deliver to Purchaser a certificate, in the form of Schedule 8.02 attached hereto and made a part hereof, dated the Closing Date and signed by him, certifying the truth of the representations and warranties.

 8.03. Certified Financial Statements. Principal Shareholder is not aware of any facts that would prevent an independent auditor from performing an audit of the financial statements of Acquired Corporation.

 8.04. Retention of Officers and Directors. The present officers and directors of Acquired Corporation shall remain in office subsequent to the Closing and until their earlier resignation or removal.

 8.05. No Restrictions. No action or proceeding by any governmental body or agency shall be threatened, asserted or instituted that prohibits the consummation of the transactions contemplated by this Agreement.

 8.08. No Contracts Terminated. Acquired Corporation shall not have terminated any contracts prior to the Closing Date that, in the aggregate would materially and adversely affect its business.

 8.09. No Damage to Assets. At the Closing Date, the machinery, equipment, inventory or other tangible property of Acquired Corporation shall not be damaged by fire, flood, accident, labor strife, act of war or any other cause beyond the reasonable power and control of the Acquired Corporation or the Shareholders to an extent that substantially affects the value of the property and assets. Loss or damage shall be considered to affect substantially the value of the properties and assets within the meaning of this paragraph, if the book value of the properties and assets lost or damaged exceeds ten percent (10%) of the total book value of all assets of Acquired Corporation.

ARTICLE 9
SURVIVAL OF WARRANTIES AND INDEMNIFICATION

 9.01. Nature and Survival of Representations and Warranties. All statements of fact contained in this Agreement, or in any memorandum, certificate, letter, document or other instrument delivered by or on behalf of Acquired Corporation, Purchaser or the Shareholders pursuant to this Agreement shall be deemed representations and warranties made by any such party, respectively, to each other party under this Agreement. The covenants, representations and warranties of Purchaser and the Shareholders shall survive the Closing Date, and all inspections, examinations, or audits on behalf of the parties and the Shareholders for a period of one year following the Closing Date, except that the same shall survive for a period of three years with respect to issues relating to fraud and federal income taxes.

 9.02. Indemnification by Principal Shareholder. Principal Shareholder agrees to indemnify and hold Purchaser and Acquired Corporation harmless after the date of this Agreement in respect to any damages as defined in this Paragraph 9.02. Damages, as used in this paragraph, shall include any claim, action, demand, loss, cost, expense, liability, penalty and other damage, including, but not limited to, attorney’s fees and other costs and expenses incurred attempting to avoid damages or in enforcing this indemnity, resulting to Purchaser or Acquired Corporation from:

  (a) Any materially inaccurate representation made by or on behalf of the Shareholders in or pursuant to this Agreement;

  (b) Material breach of any of the warranties by the Shareholders in or pursuant to this Agreement; or

  (c) Material breach or default of any of the obligations to be performed by the Shareholders under this Agreement.

 Principal Shareholder shall be required to reimburse Purchaser for any payment made or loss suffered by Purchaser or Acquired Corporation, at any time after the Closing Date, based on the judgment of any arbitrator or any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands or actions with respect to any damages described in this paragraph.

 9.03. Indemnification by Purchaser. The Purchaser agrees to indemnify and hold the Shareholders harmless after the date of this Agreement in respect to any damages as defined in this Paragraph 9.03. Damages, as used in this paragraph, shall include any claim, action, demand, loss, cost, expense, liability, penalty and other damage, including, but not limited to, attorney’s fees and other costs and expenses incurred attempting to avoid damages or in enforcing this indemnity, resulting to the Shareholders from:

  (a) Any materially inaccurate representation made by or on behalf of the Purchaser in or pursuant to this Agreement;

  (b) Material breach of any warranty by the Purchaser in or pursuant to this Agreement; or

  (c) Material breach or default of any of the obligations to be performed by the Purchaser under this Agreement.

Purchaser shall be required to reimburse the Shareholders for any payment made or loss suffered by the Shareholders, at any time after the Closing Date, based on the judgment of any arbitrator or any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands or actions with respect to any damages described in this paragraph.

 9.04. Expenses. The Shareholders shall pay all of their own expenses incurred by them arising out of this Agreement and the transactions contemplated in this Agreement, including, but not limited to, all fees and expenses of their counsel and accountants. Whether or not this Agreement is terminated, each of the parties shall bear all expenses incurred by them in connection with this Agreement and in the consummation of the transactions contemplated by, and in preparation of, this Agreement.

ARTICLE 10
COMPLIANCE WITH SECURITIES LAWS

 10.01. (a) Unregistered Stock Under Federal Securities Act. The Shareholders, and each of them, acknowledge that the shares of the Purchaser’s Common Stock to be delivered to the Shareholders pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), and that, therefore, the shares of Purchaser Common Stock are not transferable, except as permitted under various exemptions contained in the 1933 Act and the Rules of the Securities and Exchange Commission under the 1933 Act. The provisions contained in this paragraph 10.01 are intended to ensure compliance with the 1933 Act.

  (b) No Distribution of Stock to Public. The Shareholders, and each of them, represent and warrant to Purchaser that the Shareholders are acquiring the shares of the Purchaser’s Common Stock under this Agreement for the Shareholders’ respective accounts for investment, and not for the purpose of resale or any other distribution of the shares. The Shareholders, and each of them, also represent and warrant that the Shareholders have no present intention of disposing of all or any part of such shares at any particular time, for any particular price or on the happening of any particular circumstances. The Shareholders, and each of them, acknowledge that the Purchaser is relying on the truth and accuracy of the warranties and representations set forth in this paragraph in issuing the shares, without first registering the shares under the 1933 Act.

  (c) No Transfers in Violation of the 1933 Act. The Shareholders, and each of them, covenant and represent that none of the shares of Purchaser’s Common Stock that will be issued to the Shareholders pursuant to this Agreement will be offered, sold, assigned, pledged, transferred or otherwise disposed of, except after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the Securities and Exchange Commission under the 1933 Act. Therefore, the Shareholders, and each of them, agree not to sell or otherwise dispose of any of the shares of the Purchaser’s Common Stock received pursuant to this Agreement, unless the Shareholders:

   (i) Have delivered to Purchaser a written legal opinion in form and substance satisfactory to counsel for Purchaser, to the effect that the disposition is permissible under the terms of the 1933 Act and regulations under the 1933 Act;

   (ii) Have complied with the registration and prospectus requirements of the 1933 Act relating to such a disposition; or

   (iii) Have presented Purchaser satisfactory evidence that such a disposition is exempt from registration under the 1933 Act.

 Purchaser shall place a stop transfer order against transfer of shares, until one of the conditions set forth in this paragraph has been met.

  (d) Investment Legend on Certificates. The Shareholders, and each of them, agree that the certificates evidencing the shares of Purchaser Common Stock the Shareholders will receive under this Agreement will contain the following, or substantially similar, legend:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAVE BEEN TAKEN FOR INVESTMENT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE UNLESS A REGISTRATION STATEMENT UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, IS IN EFFECT AS TO THE SECURITIES, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS IN FACT APPLICABLE TO SUCH OFFER OR SALE.”

  (e) Indemnification by the Shareholders. If, at any time in the future, the Shareholders sell or otherwise dispose of any of the shares of Common Stock received from Purchaser in violation of the provisions of the 1933 Act or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder, or any similar federal or state law, rule or regulation that may then be in effect, the Shareholders, and each of them, agree to indemnify and hold harmless Purchaser against any claims, liabilities, penalties, costs and expenses that may be asserted against or suffered by Purchaser as a result of such disposition.

ARTICLE 11
TERMINATION

 11.01. Default. Purchaser or the Shareholders may, by written notice, on or at any time prior to the Closing Date, terminate this Agreement by notice to the other party in the event:

  (a) One party has determined that any material representation of the other party is untrue;

  (b) The other party has defaulted under the Agreement by failing to perform any of its covenants and agreements contained in this Agreement; and

  (c) Each default has not been fully cured within three (3) days after receipt of the notice specifying particularly the nature of the default.

 11.02. Delay. If consummation of the transaction specified in this Agreement has not occurred by 11:59 p.m., central time, on April 15, 2007, any party that is not in default in the timely performance of any of its covenants and conditions may terminate this Agreement subsequent to that time by giving written notice of termination to the other party. The written notice of termination shall be effective upon the delivery of the notice in person to an officer of the party or, if served by mail, upon the receipt of the notice by such party.

 11.03. Damage or Loss. Purchaser may, at its option, terminate this Agreement prior to the Closing Date, if Acquired Corporation has suffered any damage, destruction or loss (whether or not covered by insurance) that materially and adversely affects the property, business or financial condition of Acquired Corporation Damage, destruction or loss shall be considered materially and adversely to affect the properties, business or financial condition of Acquired Corporation if the book or market value (whichever is lower) of the assets damaged, destroyed or lost exceeds ten percent (10%) in book or market value (whichever is lower) of all assets of Acquired Corporation.

ARTICLE 12
MISCELLANEOUS

 12.01. Public Announcements. Purchaser shall have the exclusive right to issue a press release or otherwise make any public statements with respect to the existence of this Agreement or the transactions contemplated by this Agreement.

 12.02. Amendments. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by all parties.

 12.03. Waiver. Either Purchaser or the Shareholders may, in writing:

  (a) Extension of Time. Extend the time, to a date certain, for the performance of any of the obligations of any other party to the Agreement.

  (b) Waiving Inaccuracies. Waive any inaccuracies and misrepresentations contained in this Agreement or any document delivered pursuant to this Agreement made by any other party to this Agreement.

  (c) Waiving Compliance With Covenants. Waive compliance with any of the covenants or performance of any obligations contained in this Agreement by any other party to this Agreement.

  (d) Waiving Satisfaction of Condition Precedent or Condition Subsequent. Waive the fulfillment of any condition precedent or condition subsequent to the performance by any other party to the Agreement.

 12.04. Arbitration. All parties agree that any dispute arising between or among them related to this Agreement or the performance hereof shall be submitted for resolution to the American Arbitration Association for arbitration in Minneapolis, Minnesota, office of the Association under the then-current rules of arbitration. The Arbitrator or Arbitrators shall have the authority to award to the prevailing party its reasonable costs and attorneys fees. Any award of the Arbitrators may be entered as a judgment in any court competent jurisdiction.

 12.05. Assignment.

  (a) Neither this entire Agreement nor any right created by the Agreement shall be assignable by either the Shareholders or Purchaser, without the prior written consent of the other, except by the laws of succession.

  (b) Except as otherwise limited elsewhere herein, this Agreement shall be binding on, and inure to the benefit of, the respective successors and assigns of the parties.

  (c) Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties and their successors, any rights or remedies under this Agreement.

 12.06. Notices. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party, when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal, charges prepaid, provided that the communication is addressed:

(a) If to Purchaser: with a copy to

ICrystal, Inc. Newlan & Newlan
6165 N.W. 86th Street 2652 F.M. 407, Suite 230
Johnston, Iowa 50131 Bartonville, Texas 76226

(b) If to Shareholders:

Dean Sukowatey
637 Lake View Drive
Woodbury, MN 55129

Christopher Clayton
2735 Villa Creek Ste. 175
Dallas, Texas 75234

Matt Ward
3185 Campfire Road
Walker, IA 52352

Charles Ward
3240 310th
Coggon, IA 52218

Joseph Wiewel
P.O. Box 439
Manchester, IA 52057

Robert F. Emerson
912 N. Franklin
Manchester, IA 52057

Timothy D. Cooper
825 East Main
Manchester, IA 52057

Gaylen Knaack
RR2 Box 2
Correctionville, IA 51016

Brad Knaack
1307 Megans Way
Correctionville, IA 51016

Robert A. Grimm
2241 Old Highway 141
Hornick, IA 51026

Cindy K. Grimm
2241 Old Highway 141
Hornick, IA 51026

Curtis Benson
111 N. Lubeck
Holstein, IA 51025

Richard B. Altorfer
221 Forest Drive S.E.
Cedar Rapids, IA 52403

Loras Wolfe
P.O. Box 175
Worthington, IA 52708

Kevin Perrinjaquet
2206 Hwy 3, Box 400
Edgewood, IA 52042

Leonard Wilcox
1530 Lennox Avenue
Correctionville, IA 51016

Greg Herbold
1257 Lenox Avenue
Pierson, Iowa 51048

John Joseph Donovan
16620 S. 48th Street, #79
Phoenix, AZ 85048

Steven A. Brady
107 Golfview Drive
Edgewood, IA 52042

Mark Leonard
1362 Hwy. 59
Holstein, IA 51025

Harold Parsons
220 S. 6th Street, Ste. 300
Minneapolis, MN 55402

Joe Lee
7550 Hinson St., Apt.12C
Orlando, FL 32819

Steven J. Leavitt
1223 N.E. 31st
Ankeny, IA 50021

Brian K. Gibson
119 West Buchanan
Winterset, IA 50273

Ryan Wilcox
3513 170th Street
Correctionville, IA 51016

James R. Broghammer
510 Tory Lane
Marion, IA 52302

Scott D. Zabler
902 Lake Ridge Drive
Cedar Falls, IA 50613

Sun Bear, LLC
2735 Villa Creek Ste. 175
Dallas, TX 75234

Ethanol Options, LLC
207 Main Street
Royal, IA 51357

M.E.P. Construction, Inc.
1222 W. Marion Street
Manchester, IA 52057

Heistand Farm Holdings LLC
514 Walker Street
Woodbine, IA 51579

 12.07. Paragraph Headings. Paragraph and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

 12.08. Entire Agreement. This instrument and the exhibits to this instrument contain the entire Agreement between the parties with respect to the transaction contemplated by the Agreement. It may be executed in any number of counterparts, but the aggregate of the counterparts together constitute only one and the same instrument.

 12.09. Effect of Partial Invalidity. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be constructed as if it never contained any such invalid, illegal or unenforceable provisions.

 12.10. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

 12.11. Controlling Law. The validity, interpretation and performance of this agreement shall be controlled by and construed under the laws of the State of Delaware.

 12.12. Specific Performance. The parties declare that it is impossible to measure in money the damages that will accrue to a party or its successors as a result of the other parties’ failure to perform any of the obligations under this Agreement. Therefore, if a party or its successor institutes any action or proceeding to enforce the provisions of this Agreement, any party opposing such action or proceeding agrees that specific performance may be sought and obtained for any breach of this Agreement.

 Executed by Purchaser and the Shareholders as of the date first above written.

PURCHASER: ICRYSTAL, INC. By: /s/ DEAN SUKOWATEY Dean Sukowatey President	SHAREHOLDERS: __________________________ Robert A. Grimm as to 7,500 shares __________________________ Cindy K. Grimm as to 7,500 shares	SHAREHOLDERS: __________________________ Steven A. Brady as to 15,000 shares /s/ MARK LEONARD Mark Leonard as to 39,375 shares

SHAREHOLDERS:

/s/ DEAN SUKOWATEY
Dean Sukowatey
as to 503,571 shares

/s/ CHRISTOPHER CLAYTON
Christopher Clayton
as to 37,500 shares

__________________________
Matt Ward
as to 30,000 shares

__________________________
Charles Ward
as to 15,000 shares

__________________________
Joseph Wiewel
as to 7,500 shares

__________________________
Robert F. Emerson
as to 7,500 shares

__________________________
Timothy D. Cooper
as to 7,500 shares

/s/ JOHN JOSEPH DONOVAN
John Joseph Donovan
as to 15,000 shares

/s/ HAROLD PARSONS
Harold Parsons
as to 1,000 shares

/s/ JAMES R. BROGHAMMERJames R. Broghammeras to 142,857 shares

__________________________
Gaylen Knaack
as to 30,000 shares

__________________________
Brad Knaack
as to 15,000 shares

__________________________
Curtis Benson
as to 30,000 shares

__________________________
Richard B. Altorfer
as to 150,000 shares

__________________________
Loras Wolfe
as to 37,500 shares

__________________________
Kevin Perrinjaquet
as to 7,500 shares

__________________________
Leonard Wilcox
as to 30,000 shares

__________________________
Greg Herbold
as to 7,500 shares

M.E.P. CONSTRUCTION, INC.

By: _______________________Name: _____________________Title: ______________________as to 7,500 shares

SCOTT D. ZABLER
Scott D. Zabler
as to 142,857 shares

__________________________
Joe Lee
as to 68,571 shares

STEVEN J. LEAVITT
Steven J. Leavitt
as to 5,000 shares

/s/ BRIAN K. GIBSON
Brian K. Gibson
as to 5,000 shares

__________________________
Ryan Wilcox
as to 30,000 shares

SUN BEAR, LLC

By: /s/
Name: ____________________
Title: _____________________
as to 435,000 shares

ETHANOL OPTIONS, LLC

By: /s/
Name: ____________________
Title: _____________________
as to 30,000 shares

HEISTAND FARM HOLDINGS LLC

By: /s/ Name: ____________________Title: _____________________as to 150,000 shares